Exhibit 23.2

CONSENT OF WRIGHT & COMPANY, INC.

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-59647, 33-96463, 333-82274, 33-96465, 33-82304 and 333-103455) and Form S-3 (File No. 333-110193) of Penn Virginia Corporation of information from our reserve report dated February 22, 2005, entitled “Evaluation of Proved Reserves to the Interests of Penn Virginia Oil & Gas, L. P. Eastern and Gulf Coast Divisions Pursuant to the Requirements of the Securities and Exchange Commission Effective January 1, 2005” and all references to our firm included in or made a part of the Penn Virginia Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 11, 2005.

WRIGHT AND COMPANY, INC.

Houston, Texas

March 10, 2005